EXHIBIT 21.01

CSG Systems International, Inc.

Subsidiaries of the Registrant

As of December 31, 2021

Subsidiary	State or Country of Organization
Ascade AB	Sweden
Ascade Middle East FZ-LLC	United Arab Emirates
Billing Intec Uruguay S.A.	Uruguay
CSG Forte Payments Holdings, Inc.	Delaware
CSG Forte Payments, Inc.	Delaware
CSG Forte Payments Canada, Inc.	Canada
CSG International Australia Pty Limited	Australia
CSG International Colombia SAS	Colombia
CSG International (NZ) Limited	New Zealand
CSG International Pty Limited	Australia
CSG International PTE Ltd	Singapore
CSG International Sdn Bhd	Malaysia
MobileCard Holdings, LLC	Delaware
CSG SA Holdings (Pty) Limited	South Africa
CSG SA Services (Pty) Limited	South Africa
CSG Systems International, Inc.	Delaware
CSG Systems U.K. Limited	United Kingdom
CSG Systems, Inc.	Delaware
Designgen, Comunicação Visual, Unipessoal Lda.	Portugal
DGIT Systems Pty, Ltd.	Australia
DGIT Holdings Pty, Ltd.	Australia
DGIT Limited	Ireland
DGIT NZ Limited	New Zealand
Digiquant, Inc.	Delaware
Independent Technology Billing Solutions S de RL de CV	Mexico
Inomial Pty, Ltd.	Australia
CSG Systems International (India) Pvt. Ltd.	India
Independent Technology Systems Limited	United Kingdom
Independent Technology Systems SL Unipersonal	Spain
Intec Billing Canada Ltd.	Canada
Intec Billing Ireland	Ireland
Intec Billing Nigeria Limited	Nigeria
Intec Billing, Inc.	Delaware
Intec Telecom Systems (France) SARL	France
Intec Telecom Systems Denmark A/S	Denmark
Intec Telecom Systems Deutschland GmbH	Germany
Intec Telecom Systems do Brasil Limitada	Brazil
Intec Telecom Systems Italia S.P.A.	Italy
Intec Telecom Systems Limited	United Kingdom
Intec Telecom Systems South Africa (Pty) Limited	South Africa
Keydok Mexico SA de CV	Mexico
Kitewheel (U.K.) Limited	United Kingdom
PT DGIT Indonesia	Indonesia
Tango Telecom Ltd.	Ireland
Tango Telecom Sdn Bhd	Malaysia
Volubill Danmark ApS	Denmark
Volubill, Inc.	Delaware